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                                                                     Exhibit 2.4
                                                                 Schedule 1.1(b)

                                  BILL OF SALE

         KNOW ALL MEN BY THESE PRESENTS that AEROVOX INCORPORATED, a Delaware corporation (the "Seller"), for good and valuable consideration paid to it at or prior to the delivery of this instrument, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, grant, bargain, convey, confirm, assign, transfer and deliver to PARALLAX POWER COMPONENTS, LLC, a Delaware limited liability company (the "Buyer"), and its successors and assigns forever, all of Seller's right, title and interest, legal and equitable, in, to or arising from each and every one of the Acquired Assets, as defined in Section
2.1 of that certain Amended and Restated Asset Purchase Agreement, dated as of April 18, 2002 (the "Agreement"), between Seller and Buyer, free and clear of all Encumbrances as set forth in the Agreement and the Sale Approval Order . Terms used but not otherwise defined herein shall have same meanings as set forth in the Agreement.

         TO HAVE AND TO HOLD all of the Acquired Assets unto Buyer and its successors and assigns forever.

         The Bankruptcy Court has approved the sale, assignment, transfer and conveyance of the Acquired Assets to Buyer pursuant to the Sale Approval Order, dated June 12, 2002.

         Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney-in-fact of Seller, with full power of substitution, in the name and stead of Seller (but on behalf and for the benefit of Buyer, its successors and assigns), solely to demand and receive any and all of the Acquired Assets, to give receipts and releases solely for and in respect of the Acquired Assets or any part thereof, and to do all other acts and things solely in relation to the Acquired Assets which Buyer, its successors or assigns, may deem desirable. Seller hereby acknowledges that the foregoing powers are coupled with an interest, and, accordingly, are irrevocable.

         Seller, for itself and its successors and assigns, hereby covenants and agrees that, at any time and from time to time hereafter, upon the request of Buyer, Seller will, at its sole expense, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required or requested by Buyer in order to better sell, grant, bargain, convey, confirm, assign, transfer and deliver to, and vest in, Buyer, its successors and assigns, or to aid and assist Buyer in collecting or reducing to possession, any or all of the Acquired Assets.

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         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed this 26/th/ day of July, 2002.

                                    AEROVOX INCORPORATED


                                    By: /s/ ROBERT D. ELLIOTT
                                        ---------------------
                                        Robert Elliott, President

                                 ACKNOWLEDGMENT

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF _______, ss.


         On this 26th day of July, 2002, before me personally came Robert Elliott, to me known, who being by me duly sworn, did depose and say that he is the President of AEROVOX INCORPORATED, the corporation described herein and which executed the foregoing Bill of Sale; by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.


                                        Notary Public
                                        ---------------------------


                                        (Seal)